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                                 Exhibit 1.3 (a)
                        Form of Underwriting Agreement.

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                        PRINCIPAL UNDERWRITING AGREEMENT

This UNDERWRITING AGREEMENT made as of the 24th day of May, 2002, by and between General American Distributors, Inc. (hereinafter "the Underwriter") and Paragon Life Insurance Company (hereinafter "the Insurance Company"), on its own behalf and on behalf of the Insurance Company's Separate Account(s) (hereinafter "the Accounts"), as they may be established from time to time.

                             WITNESSETH as follows:

         WHEREAS, the Accounts shall be established under authority of a resolution of the Insurance Company's Board of Directors, in order to set aside and invest assets attributable to certain flexible premium variable life contracts (hereinafter "Contracts") issued by the Insurance Company;

         WHEREAS, such Accounts shall be registered or exempt from registration as unit investment trusts or managed investment companies under the Investment Company Act of 1940 (the "Investment Company Act") and the Contracts shall be registered or exempt from registration under the Securities Act of 1933;

         WHEREAS, the Underwriter is registered as a broker-dealer with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is a member of the National Association of Securities Dealers, Inc. (the "NASD") and is registered as a broker/dealer under the laws of the State of Missouri; and

         WHEREAS, the Insurance Company and the Accounts desire to have Contracts sold and distributed through the Underwriter, and the Underwriter is willing to sell and distribute such Contracts under the terms stated herein;

         NOW, THEREFORE, the parties hereto agree as follows:

     1. The Insurance Company grants to the Underwriter the right to be, and the Underwriter agrees to serve as the principal underwriter of the Contracts during the term of this Agreement. The Underwriter agrees to use its best efforts to enter into Dealer Agreements with other duly registered broker/dealers ("BDs") who will solicit applications for the Contracts at their own expense, and otherwise to perform all duties and functions which are necessary and proper for the distribution of the Contracts. It is understood that the Underwriter will not offer or sell Contracts directly to applicants but will only distribute the Contracts through other duly registered broker-dealers.

     2. All premiums for Contracts shall be remitted promptly by the BDs to the Insurance Company in full together with appropriate application forms and any other required documentation. Checks or money orders in payment of premiums shall be drawn to the order of "Paragon Life Insurance Company".


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     3. The Underwriter agrees to offer the Contracts to the BDs for sale by the
BDs in accordance with the prospectus for them then in effect. Neither the Underwriter nor any BD is authorized to give any information or to make any representations concerning the Contracts other than those contained in the current prospectus filed with the SEC or in such sales literature as may be developed and authorized by the Insurance Company in conjunction with the Underwriter. All agreements between the Underwriter and broker-dealers shall require compliance by such BDs with this Section 3.

     4. On behalf of the Accounts, the Insurance Company shall furnish the Underwriter with copies of all prospectuses, financial statements, and other documents which the Underwriter reasonably requests for use in connection with the distribution of the Contracts.

     5. The Underwriter represents that it is duly registered as a broker-dealer under the 1934 Act, and is a member in good standing of the NASD. The Underwriter shall be responsible for carrying out its underwriting obligations hereunder in continued compliance with the Conduct Rules of the NASD, and applicable federal and state securities laws and regulations.

     6. The Underwriter is hereby authorized to enter into sales agreements with the BDs for the sale of the Contracts. All such sales agreements entered into by the Underwriter shall provide that each BD will assume full responsibility for continued compliance by itself and its associated persons with the Conduct Rules of the NASD and applicable federal and state securities laws. All associated persons of the BDs soliciting applications for the Contracts shall be duly and appropriately licensed or appointed by the Insurance Company for the sale of the Contracts under the insurance laws of the applicable states or jurisdictions in which such persons shall offer or sell the Contracts.

     7. The Insurance Company shall apply for the proper insurance licenses in the appropriate states or jurisdictions for persons associated with the Underwriter or with BDs; provided that the Insurance Company reserves the right to refuse to appoint any proposed associated person as an agent or broker, and to terminate an agent or broker once appointed.


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     8. The Insurance Company and the Underwriter shall cause to be maintained and preserved for the periods prescribed such account books, and other documents as are required of them by the Investment Company Act, the 1934 Act, and any other applicable laws and regulations. The books, accounts and records of the Insurance Company, the Accounts, and the Underwriter as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. The Insurance Company shall maintain such books and records of the Underwriter pertaining to the sale of the Contracts and required by the 1934 Act as may be mutually agreed upon from time to time by the Insurance Company and the Underwriter; provided that such books and records shall be the property of the Underwriter, and shall at all times be subject to such reasonable periodic, special, or other examination by the SEC and all other regulatory bodies having jurisdiction. The Insurance Company or the BD shall be responsible for sending all required confirmations on customer transactions in compliance with applicable regulations, as modified by an exemption or other relief obtained by the Insurance Company. The Underwriter shall cause the Insurance Company to be furnished with such reports as the Insurance Company may reasonably request for the purpose of meeting its reporting and recordkeeping obligations under the insurance laws of the State of Missouri and any other state or jurisdiction.

     9. The Underwriter shall have the responsibility for paying (i) all commissions or other fees to associated persons of the Underwriter which are due in connection with the distribution of the Contracts hereunder and (ii) any compensation to the BDs and their associated persons due under the terms of the sales agreements between the Underwriter and the BDs. Notwithstanding the preceding sentence, no associated person or broker-dealer shall have an interest in any deductions or other fees payable to the Underwriter as set forth herein.

     10. For furnishing the services, materials, and supplies, required by the terms of this Agreement, Underwriter shall receive compensation from the Insurance Company in amounts sufficient to pay operating expenses of the Underwriter at the rate of $3,500 per registration with a $40,0000 minimum per year for fiscal years 2002, 2003 and 2004. The fee is all encompassing for training, education, licensing, and principal underwriting use. Thereafter, the rate to be renegotiated by the Underwriter and Insurance Company.

     11. The Insurance Company agrees to indemnify the Underwriter for any losses incurred as a result of errors or omissions on the part of Insurance Company in producing its insurance products and any subsequent action taken or omitted by the Underwriter, or any of its officers, agents, or employees, in performing their responsibilities under this Agreement in good faith and without willful misfeasance, gross negligence, or reckless disregard of such obligations.

     12. The Insurance Company undertakes to guarantee the performance of all of Underwriter's obligations imposed by Section 27(f) of the Investment Company Act, as amended, and Rule 27d-2 adopted by the SEC, to make refunds of the premiums or charges to owners of Contracts required by Section 27(f) or the conditions of any exemptions therefrom.


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     13. (a) This Agreement may be terminated by either party hereto upon 60 day's written notice to the other party.

         (b) This Agreement may be terminated upon written notice of one party to the other party hereto in the event of bankruptcy or insolvency of such party to which notice is given.

         (c) this Agreement may be terminated at any time upon the mutual written consent of the parties thereto.

         (d) the Underwriter shall not assign or delegate its responsibilities under this Agreement without the consent of the Insurance Company.

         (e) Upon termination of this Agreement, all authorizations, rights, and obligations shall cease except the obligation to settle accounts hereunder, including payments (or premiums or contributions) subsequently received for Contracts in effect at the time of termination or issued pursuant to applications received by the Insurance Company prior to termination.

     14. This Agreement shall be subject to the provisions of the Investment Company Act and the 1934 Act and the rules, regulations and rulings thereunder and of the NASD, from time to time in effect, including such exemptions from the Investment Company Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith. Without limiting the generality of the foregoing, the term "assigned" shall not include any transaction exempted from section 15(b)(2) of the Investment Company Act.

         The Underwriter shall submit to all regulatory and administrative bodies having jurisdiction over the operations of the Account, present or future; and will provide any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations.

     15. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.


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     16. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Missouri.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officials thereunder duly authorized and seals to be affixed, as of the day and year first above written.

GENERAL AMERICAN DISTRIBUTORS, INC.

By: /s/  Richard Furlong
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         President

 PARAGON LIFE INSURANCE COMPANY

By: /s/  Anthony F. Trani
        ------------------
         President

GAD/PARAGON 5/2002


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